                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        ROCHESTER TELEPHONE CORPORATION
                  (Name of Registrant as Specified In Its Charter)

                        ROCHESTER TELEPHONE CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

    ROCHESTER TEL CENTER
    ROCHESTER, NEW YORK 14646-0700

    716-777-8007
    716-325-7639 FAX

    RONALD L. BITTNER
    CHAIRMAN, PRESIDENT & CEO


[LOGO OF ROCHESTER TELEPHONE CORPORATION]

                                                                  March 25, 1994

    Dear Shareowner:

      On behalf of your Board of Directors and management, I cordially invite you to attend the Annual Meeting of Shareowners to be held on Wednesday, April 27, 1994 at 10:00 a.m. at the Hyatt Regency Rochester, 125 East Main Street, Rochester, New York 14604. For additional information about the hotel, or to make overnight reservations, please call the Hyatt at 716-546-1234 and identify yourself as a Rochester Tel shareowner.

      At this meeting you will be asked to vote for the election of twelve Directors and for the election of Price Waterhouse as the Company's independent auditors for the 1994 fiscal year. We believe it is important to encourage increased common stock ownership by employees and Directors of the Company. That belief forms the primary basis for the additional proposals we are bringing forward this year for your approval. The meeting agenda includes consideration of a Restated Executive Stock Option Plan and modifications to the Directors' Stock Option Plan. Both of these Plans were originally approved by shareowners in 1990, and shareowner approval is now required to effect these Plan changes. Also, during the past year the Company has made Company common stock an investment option for participants of certain benefit plans, and the meeting agenda includes consideration of those Plans. All of these matters are discussed in detail in the attached Proxy Statement.

      Your Board of Directors believes each of these proposals is in the best interests of the Company and its shareowners and recommends that you vote for them.

      It is important that your shares be represented at the meeting whether or not you plan to attend. Please sign, date and return the enclosed proxy card in the envelope provided.

      Thank you for your continued support.

                            Cordially,

                            /s/ Ronald L. Bittner

                            Ronald L. Bittner
                            Chairman, President and
                            Chief Executive Officer

                   [LOGO OF ROCHESTER TELEPHONE CORPORATION]

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS
                         TO BE HELD ON APRIL 27, 1994

Dear Shareowners:

  The Annual Meeting of Shareowners of Rochester Telephone Corporation (the "Company") will be held at the Hyatt Regency Rochester, 125 East Main Street, Rochester, New York 14604, at 10:00 a.m. on April 27, 1994, for the following purposes:

     (1) To elect twelve Directors;

     (2) To consider and act upon a proposal to elect Price Waterhouse as the Company's independent auditors for the fiscal year ending December 31, 1994;

     (3) To consider and act upon four proposals regarding employee and director compensation plans; and

     (4) To transact such other business, if any, as may properly come before the meeting or any adjournments thereof.

  The Board of Directors, on January 17, 1994, amended Article II, Section 2, of the By-Laws to reduce the number of Directors constituting the entire Board from fourteen to twelve, effective with the first meeting of Directors following the Annual Meeting of Shareowners on April 27, 1994.

  The Board of Directors has fixed the close of business on March 8, 1994, as the record date for the determination of shareowners entitled to notice of and to vote at the meeting.

  YOUR VOTE IS VERY IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

  IF YOU ARE PLANNING TO ATTEND THE ANNUAL MEETING, PLEASE CHECK THE BOX ON THE BACK OF THE PROXY CARD.

                                        By Action of the Board of Directors,

                                        /s/ Josephine S. Trubek

                                        Josephine S. Trubek
                                        Corporate Secretary

Rochester, New York
March 25, 1994

                       PROXY STATEMENT TABLE OF CONTENTS

Proposal 1--Election of Directors..........................................   2
Information about the Board of Directors...................................   2
Nominees for Director......................................................   4
Security Ownership of Management...........................................   6
Management Security Ownership Table........................................   7
Report of Committee on Management (Compensation Committee Report)..........   8
Performance Graph..........................................................  11
Compensation of Company Management.........................................  12
Summary Compensation Table.................................................  12
Option/SAR Grants in Last Fiscal Year......................................  13
Individual Grants Table....................................................  13
Aggregated Option/SAR Exercises in Last Fiscal Year and
 Fiscal Year-End Option/SAR Values Table...................................  14
Long-Term Incentive Plans--Awards in Last Fiscal Year Table................  14
Pension Plan Table.........................................................  15
Compensation Committee Interlocks and Insider Participation in Committee     16
 Decisions.................................................................
Certain Relationships and Related Transactions.............................  17
Indemnification of Certain Persons.........................................  17
Proposal 2--Election of Independent Auditors...............................  17
Proposals To Modify Employee and Director Compensation Plans...............  18
Proposal 3--Amendment to the Supplemental Retirement Savings Plan..........  18
Proposal 4--Restated Executive Stock Option Plan...........................  19
Proposal 5--Amendment to the Directors' Stock Option Plan..................  21
Proposal 6--Directors' Common Stock Deferred Growth Plan...................  22
New Plan Benefits Table....................................................  24
Other Matters and Future Proposals of Shareowners..........................  24

                   [LOGO OF ROCHESTER TELEPHONE CORPORATION]

                                PROXY STATEMENT

     1994 ANNUAL MEETING OF SHAREOWNERS OF ROCHESTER TELEPHONE CORPORATION

  This Proxy Statement and the enclosed proxy card are being furnished to shareowners on or about March 25, 1994. The purpose of this solicitation of proxies by the Board of Directors of Rochester Telephone Corporation, Executive Offices, 180 South Clinton Avenue, Rochester, New York 14646, is the Annual Meeting of Shareowners to be held on April 27, 1994.

  The close of business on March 8, 1994, has been fixed as the record date for the determination of the shareowners entitled to notice of, and to vote at, the Annual Meeting. On that date there were 36,579,066 shares of the Company's $1.00 par value common stock outstanding and entitled to vote at the meeting. Each shareowner is entitled to cast one vote for each share of common stock held as of the Record Date.

  Each proxy which is properly executed and returned in the enclosed return envelope will be voted at the Annual Meeting. Shares represented by proxies will be voted in accordance with the shareowner's directions as specified on the proxy card. If any proxy does not specify a choice, the shares will be voted for the election of the Directors nominated in the proxy; in favor of the election of Price Waterhouse as independent auditors; and in favor of each of the four proposals regarding employee and Director compensation plans. A shareowner granting a proxy has the right to revoke it by a duly executed proxy bearing a later date, by attending the meeting and voting in person, or by otherwise notifying the Company prior to the meeting.

  The proxy card contains spaces for the shareowner to indicate if he or she wishes to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for Director. Directors are elected by a plurality of the votes cast. Votes withheld in connection with the election of one or more of the nominees for Director will not be counted as votes cast in connection with that nominee's election. The election of auditors requires the affirmative vote of a majority of the votes cast. In accordance with New York law, abstentions are not counted in determining the votes cast in connection with the selection of auditors. Approval of the proposals with respect to employee and Director compensation plans (Proposals 3-6) requires the affirmative vote of a majority of the outstanding shares entitled to vote on those proposals; abstentions on any of the Plan proposals have the same effect as a vote against that proposal.

  Under the rules of the New York Stock Exchange, brokerage firms holding shares for the benefit of their clients may vote in their discretion on behalf of their clients with respect to "discretionary items" if the clients have not furnished voting instructions within ten days of the shareowner meeting. The election of Directors and auditors are discretionary items with respect to which brokerage firms may vote. The proposals relating to the employee and Director compensation plans are also discretionary items and brokers who receive no instructions from their clients have the discretion to vote on these proposals. Any broker "non-votes" will not be considered as votes cast with respect to the employee and Director compensation plan proposals but will have the same effect as a no vote since the proposals require approval by a majority of the outstanding shares entitled to vote.

                       PROPOSAL 1--ELECTION OF DIRECTORS

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

BOARD OF DIRECTORS

  The Board of Directors of the Company is currently composed of fourteen Directors, but after April 27, 1994, the Board will be composed of twelve members as a result of a recent change in the Company's By-Laws. The Board of Directors nominates the twelve persons named on pages 4 through 6 for election to the Board of Directors. All of the nominees are currently Directors of the Company whose terms expire coincident with the Annual Meeting. If elected, all nominees will serve until the Annual Meeting of Shareowners to be held in 1995 or until such time as their respective successors are elected.

  The Board of Directors held six meetings during 1993. All of the Directors, with the exception of Dr. Thomas, attended at least 75% of the total meetings of the Board and its committees which they were eligible to attend.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors conducts its business through meetings of the Board and through the activities of its committees. The standing committees of the Board are the Audit Committee, the Committee on Management, the Committee on Directors and the Executive Committee.

  The Audit Committee of the Board is composed at present of Douglas H. McCorkindale, Chair; John R. Block, Brenda E. Edgerton, and G. Dennis O'Brien. This committee reviews the scope of audit activities, reviews the financial reports of the Company, and reviews with management significant and material matters which may result in either potential liability to the Company or significant exposure to the Company. The Committee also makes reports and recommendations with respect to audit activities, findings, and reports of the independent public accountants and the internal audit staff of the Company. The Audit Committee held two meetings in 1993.

  The present members of the Committee on Management are Daniel E. Gill, Chair; Harlan D. Calkins and Richard P. Miller, Jr. This committee is responsible for determining the compensation, benefits and perquisites of all executive officers of the Company, with the exception of the Chief Executive Officer, and for recommending the compensation, benefits and perquisites of the Chief Executive Officer to the full Board. This committee also develops and administers executive compensation plans and reviews succession planning for the Company and other significant human resources issues. The Committee on Management held three meetings in 1993.

  The present members of the Executive Committee are Jairo A. Estrada, Chair; Patricia C. Barron, Ronald L. Bittner, Daniel E. Gill, Alan C. Hasselwander, and Douglas H. McCorkindale. The Executive Committee possesses all of the powers of the Board of Directors except those which, by law or the Company's By-Laws, cannot be delegated to it. The Executive Committee met four times in 1993.

  The Committee on Directors was newly created in 1993. It focuses the Board's attention on corporate governance issues and has also assumed responsibility, previously held by the Executive Committee, to act as a nominating committee. The Committee on Directors assists the Company in addressing a rapidly changing industry through its efforts to attract and retain the most qualified Board members. It is presently composed of Patricia C. Barron, Chair; Wolcott J. Humphrey, Jr., Dr. Leo J. Thomas, and Michael T. Tomaino. This committee is responsible for all matters relating to the selection, qualification, evaluation, and compensation of members of the Board of Directors and all nominees to the Board and serves as the nominating committee. The Committee on Directors held two meetings in 1993.

  The Committee on Directors will consider nominations by shareowners. Such shareowner submissions should include sufficient biographical information so that the committee can appropriately assess a nominee's qualifications. This information would include, at a minimum, the nominee's name and address, business and other experience, and a listing of any other Boards on which the nominee may be a member. All submissions should be sent by a letter addressed in care of the Corporate Secretary, to the Committee on Directors, Board of Directors, Rochester Telephone Corporation, 180 South Clinton Avenue, Rochester, New York 14646-0700. Alternatively, any such letter may be addressed to any individual member of the Committee on Directors, in care of the Company, at the same address. Suggestions in connection with an Annual Meeting of Shareowners should be received by September 1 of the prior year in order to receive consideration.

COMPENSATION OF DIRECTORS

  The Company compensates its Directors through the payment of an annual retainer and meeting fees. The annual retainer is $18,000. Each Director also receives a $1,300 fee for each Board and/or committee meeting attended. Each committee chair receives an annual chairperson's retainer in the amount of $3,000. Directors who are employees of the Company or its subsidiaries receive no Director fees. Directors may elect to defer payment of their fees to future years.

  Pursuant to the Company's Directors' Stock Option Plan, Directors annually receive an option to purchase 1,000 shares of the Company's common stock. These options expire ten years after issuance, and the exercise price is the value of the stock on the day the option was issued. Each outside Director, except Alan
C. Hasselwander, received an option for 1,000 shares at an exercise price of $39.50 per share on April 21, 1993.

  Outside Directors who join the Board on a date other than the date when the annual grant of options is made receive an option for a prorated number of shares of the Company's common stock. Brenda E. Edgerton joined the Board on February 1, 1993, and on that date she received an option for 225 shares at an exercise price of $36.875 per share. Additionally, Mr. Hasselwander completed his pre-pension leave from the Company on May 11, 1993, and as of that date was considered an outside Board member for purposes of option grants under the Directors' Stock Option Plan. On May 11, 1993, Mr. Hasselwander received an option for 949 shares at an exercise price of $37.25 per share.

  The Company also provides its Directors with cellular telephone equipment and service and other nominal in-kind benefits.

  Mr. Michael T. Tomaino, a Director of the Company, is the sole shareowner of Michael T. Tomaino, P.C., a partner in the law firm of Nixon, Hargrave, Devans & Doyle. The Company has retained this law firm prior to and during the last two years and intends to retain the firm in the current year.

  The Board believes that all of the nominees will be available and willing to serve as Directors. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend or the Board may fill the vacancy at a later date after selecting an appropriate nominee.

  The following sets forth information concerning the principal occupations and business experience of the nominees.

  THE FOLLOWING PERSONS HAVE BEEN NOMINATED FOR ELECTION AT THE ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON APRIL 27, 1994:

PATRICIA C. BARRON, 51, is President, Xerox Engineering Systems, Xerox Corporation, a manufacturer of office systems and equipment. Prior to her present position, she held other executive positions at Xerox Corporation including the position of President, Office Documents Products Division. She is a Director of Quaker Chemical Corporation. She has been a Director of the Company since 1990.

RONALD L. BITTNER, 52, is Chairman, President and Chief Executive Officer of the Company. Prior to his present position, Mr. Bittner was Executive Vice President and President--Telecommunications Group of the Company. He has held a number of other executive positions at Rochester Tel, and has been a Director of the Company since 1989.

JOHN R. BLOCK, 59, is President of the National American Wholesale Grocers' Association, a trade association which serves as a forum for the exchange of ideas and information and is a source of data for the industry. He is a Director of Deere and Co., Arcadian Corporation, Crop Genetics, Inc., and Purina Mills, Inc. He has been a Director of the Company since 1990.

HARLAN D. CALKINS, 62, is Chairman, President, Chief Executive Officer, and a Director of Rochester Midland Corporation, a manufacturer of specialty chemicals. He has been a Director of the Company since 1982.

BRENDA E. EDGERTON, 44, is Vice President and Treasurer of Campbell Soup Company, a manufacturer of prepared convenience foods. Prior to her present position she served as Deputy Treasurer of Campbell Soup Company. She has been a Director of the Company since 1993.

JAIRO A. ESTRADA, 46, is Chairman of the Board and Chief Executive Officer of Garden Way Incorporated, a company which manufactures outdoor power equipment. He is a Director of Garden Way Incorporated and of The Chase Manhattan Corporation. He has been a Director of the Company since 1989.

DANIEL E. GILL, 57, is Chairman and Chief Executive Officer of Bausch & Lomb Incorporated, a worldwide manufacturer and marketer of health care and optical products. Prior to his current position, Mr. Gill was President and Chief Executive Officer of Bausch & Lomb. He is a Director of Bausch & Lomb, Reebok International, Ltd., and Welch Allyn, Inc. He has been a Director of the Company since 1981.

ALAN C. HASSELWANDER, 60, is Past Chairman of the Board of Rochester Tel. Formerly, he was President and Chief Executive Officer of the Company. He has been a Director of the Company since 1984.

DOUGLAS H. McCORKINDALE, 54, is Vice Chairman and Chief Financial and Administrative Officer of Gannett Co., Inc., a nationwide diversified communications company. Prior to his present position, he held other executive positions at Gannett Co., Inc. He is a Director of Gannett Co., Inc., Continental Airlines, and seven mutual funds in the Prudential Mutual Fund complex of funds. He has been a Director of the Company since 1980.

RICHARD P. MILLER, JR., 51, is Vice President for External Affairs and Senior Counsel to the President of the University of Rochester. Prior to his present position he was Chief Executive Officer of The Case-Hoyt Corporation. He is a Director of Genesee Corporation and a Director of Forbes Products Corporation. He has been a Director of the Company since 1984.

DR. LEO J. THOMAS, 57, is Group Vice President and President, Imaging, of Eastman Kodak Company, a manufacturer of photographic and chemical products. Prior to his present position, he was Group Vice President and General Manager, Health Group of Eastman Kodak Company, Chairman of Sterling Drug, Inc., a subsidiary of Eastman Kodak. He is a Director of Eastman Kodak Company and of John Wiley & Sons, Inc. He has been a Director of the Company since 1984.

MICHAEL T. TOMAINO, 56, is an Attorney with the law firm of Nixon, Hargrave, Devans & Doyle, and has been a Director of the Company since 1975.

  The following companies (which are mentioned above) do not have registered securities nor are the companies otherwise required to file reports with the Securities and Exchange Commission: Continental Airlines, Forbes Products Corporation, and Welch Allyn.

  MANAGEMENT RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE ABOVE NOMINEES FOR DIRECTOR, DESIGNATED AS PROPOSAL 1 ON YOUR PROXY CARD. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF THE DIRECTION THEREON TO THE CONTRARY.

                        SECURITY OWNERSHIP OF MANAGEMENT

  In 1993, the Committee on Directors established guidelines for the minimum amounts of the Company's common stock which Directors are encouraged to own. These guidelines take into account a Director's tenure on the Board in determining the level of share ownership. By the end of 1995, each outside Director with at least five years' service on the Board should own at least 2,000 shares of the Company's common stock. Executive officers of the Company are also encouraged to own shares of the Company. Their recommended stock ownership levels are based on their position in the organization and are a multiple of salary. Mr. Bittner's stock ownership target, to be achieved over no more than a five year period, is the beneficial ownership of Company common stock equal in value to four times his salary. The stock ownership target for each of the Company's Corporate Vice Presidents is beneficial ownership of Company common stock equal in value to two times his or her respective salary. All Corporate Vice Presidents are also encouraged to achieve their targets within no more than a five year period.

  The following table sets forth the number of shares of the Company's common stock beneficially owned by each Director and nominee, by each of the named executive officers, and by Directors and officers of the Company as a group as of March 8, 1994. No Director or officer owns more than 1% of the Company's outstanding shares of common stock.

                      MANAGEMENT SECURITY OWNERSHIP TABLE

                                                BENEFICIALLY OWNED SHARES
                                    BENEFICIAL   SUBJECT TO OUTSTANDING
NAME                               OWNERSHIP(1)     STOCK OPTIONS(2)      TOTAL
- ----                               ------------ ------------------------- ------
DIRECTORS AND NOMINEES:
Patricia C. Barron................       200                666              866
Ronald L. Bittner.................    18,013             10,332           28,345
John R. Block.....................       220                666              886
Harlan D. Calkins.................       560                666            1,226
Brenda E. Edgerton................       453                408              861
Jairo A. Estrada..................     1,015                666            1,681
Daniel E. Gill....................       569                666            1,235
Alan C. Hasselwander(3)...........    18,233                316           18,549
Wolcott J. Humphrey, Jr.(4).......       857                333            1,190
Douglas H. McCorkindale...........       200                666              866
Richard P. Miller, Jr.............       533                333              866
G. Dennis O'Brien(4)..............     5,113                666            5,779
Dr. Leo J. Thomas.................     9,331                666            9,997
Michael T. Tomaino................       634                666            1,300
NAMED EXECUTIVE OFFICERS:
Ronald L. Bittner.................    18,013             10,332           28,345
Dale M. Gregory...................     6,575              3,100            9,675
Louis L. Massaro..................     4,163              2,400            6,563
Frederick R. Pestorius............     3,049              2,400            5,449
John K. Purcell...................     3,108              3,000            6,108

- --------
  As of March 8, 1994, all Directors, nominees and officers as a group, an aggregate of twenty-one persons, beneficially owned 83,716 shares of the Company's common stock and, as a group, had within the following sixty days the right to acquire an additional 33,948 shares which were subject to outstanding stock options. The group's total aggregate holdings of 117,664 benefically owned shares constitutes less than 1% of the issued and outstanding common stock of the Company as of that date.

(1) Includes all shares which each Director or officer directly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct the voting of such shares or to dispose or to direct the disposition of such shares. However, these amounts include no shares which each Director or officer has the right to acquire within the following sixty days pursuant to options or other rights. Amounts in this column determine whether a Director or executive officer has met his or her stock ownership targets.

(2) All shares which such persons have the right to acquire within the following 60 days pursuant to options or other rights. These amounts do not include shares which such persons have the right to acquire more than sixty days in the future.

(3) Mr. Hasselwander disclaims beneficial ownership of 700 shares which are owned by his spouse.

(4) Mr. Humphrey and Mr. O'Brien are each retiring from the Board effective with the 1994 Annual Meeting.

  The Company's Directors and executive officers are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange, with copies to the Company, concerning ownership of and transactions in the Company's common stock. Based solely on those reports furnished to the Company and related information, the Company believes that all such filing requirements for 1993 were complied with in a timely fashion.

                       REPORT OF COMMITTEE ON MANAGEMENT

  The philosophy of the Company's compensation program is to offer performance-based compensation to its employees, while rewarding employees whose efforts enable the Company to achieve its vision. The executive compensation program is designed to measure and enhance executive performance.

  The Company's executive compensation program has four components:

   . Base Salary
   . Annual Bonus
   . Long-Term Incentive Plan
   . Stock Option Plan

  These components are designed to provide incentives and motivate key executives whose efforts and job performance will enhance the strategic well-being of the Company and maximize value to its shareowners.

  The executive compensation program rewards performance consistent with the Company's consolidated performance and the contribution of the individual executive officers, including Mr. Bittner, toward that performance. It is also competitive with compensation programs offered by employers of comparable size in this industry.

  The Company retains William M. Mercer, Inc., to review its executive compensation program on an annual basis. The Company uses information from this consulting firm, as well as public information concerning salaries paid in comparably sized companies in the telecommunications industry, to determine what a comparable telecommunications firm would consider an appropriate performance-based compensation package for its executives.

  The analysis includes information from a self-constructed group of thirty-one publicly-traded companies in the telephone, long distance and cellular industries. This group includes all companies reported in the Standard and Poor's Telephone Index, together with twenty-three additional companies. On a comparative basis, for both base salary and total compensation, the Company's CEO would be considered within the second quartile while its other executives are generally at the average. The Company's policy is to benchmark compensation levels at the median of comparative companies and to reward results based on performance.

  BASE SALARY. The salaries of the executive officers, including Mr. Bittner, were determined based on the executive's performance and an analysis of base salaries paid executive officers having similar responsibilities in other companies of similar size, both within and outside the telecommunications industry. This analysis included many of the companies in the self-constructed group of thirty-one publicly-traded companies, together with additional companies from other industries with similar revenues and/or asset values. The level of Mr. Bittner's base salary was also based upon a subjective assessment of his individual performance and responsibilities as well as overall corporate performance as measured by actual earnings per share and cash flow versus pre-established targets; strategic goals and objectives for customer and employee satisfaction; and growth of the business. The other executive officers have similar measurements, but specific factors are more closely linked to individual responsibilities. No relative weights are attributed to any specific measurement factors.

  ANNUAL BONUS. The Company's annual bonus plan, the Short Term Incentive Plan
(STI), is designed to provide performance-based compensation awards to executives for achievement during the past year. The bonus awards are a function of individual performance and corporate or business unit results during the year. Business unit performance is a component of only a business unit officer's bonus while overall corporate performance is a component of each officer's bonus. The specified qualitative and quantitative criteria employed by the Committee in determining bonus awards vary both individually and from year to year. These criteria, or targets, are established as a means of measuring executive performance. The corporate target for 1993 was a combined aggressive earnings per share and cash flow target established by this Committee of the Board of Directors as an incentive to increase the Company's cash flow and thus improve long-term stock performance. This target was exceeded. All the Company's senior executives participate in STI with payout awards varying by salary grade. With respect to Mr. Bittner's participation, his STI annual bonus was based solely upon achievement of the corporate target and a mechanical application of the STI Plan. Specifically, this mechanical application of the STI Plan was calculated by multiplying the corporate performance payout achieved, which for Mr. Bittner was 100%, times the higher of actual salary or mid-point of the salary range.

  LONG-TERM INCENTIVE PLAN. The Company's long-term incentive plan, the Performance Unit Plan (PUP), is designed to motivate executives to improve shareowner value. The Plan focuses on the Company's stock performance over three-year cycles. Executives receive Plan payouts based equally on the Company's stock performance appreciation over the past three years as compared to a group of sixteen telecommunications firms and corporate performance against targets of various elements selected by this Committee at the beginning of the cycle. These elements, cash return on gross assets and stock performance measures, are intended to align executive compensation with the return received by Rochester Tel's shareowners. Cycle payouts are a product of the Company's stock price at the end of the cycle, corporate performance against the selected targets, and the number of units granted to an executive for the cycle.
Mr. Bittner's award was based upon performance achieved at 145% of the target levels. The awards made to the other executive officers were based upon performance achieved at 138.2% to 145% of the target levels.

  STOCK OPTION PLAN. Stock option plans are an important component of executive compensation programs because they are a compensation vehicle which ties long-term compensation directly to furthering the interests of shareowners and improved corporate performance. The current stock option plan, as approved by the New York State Public Service Commission, limits the number of stock options which may be granted to the Company's executives. Nevertheless, the Company's Executive Stock Option Plan is designed to align executive compensation with the long-term performance of the Company's stock. Options issued in 1993 do not expire until 2003, and the exercise price is the value of the option on the day the option was issued. Prior to the beginning of each year, option grant ranges are established by salary grade with the assistance of the William M. Mercer, Inc. consulting firm. This Committee makes a subjective determination of the specific stock option grant to be awarded to each executive officer. The factors considered by the Committee in making this determination are (a) the executive officer's past performance of previously set objectives and (b) his or her expected future contribution to the long-term strategic goals and objectives of the Company. No relative weights are attributed to either of these factors. All executive officers of the Company received options in 1993 based on their position in the Company, their contribution to the achievement of the Company's long-term objectives as assessed by Committee members based on their experience with the executive officers, and upon the recommendation of the chief executive officer. Upon this Committee's recommendation, the full Board awarded Mr. Bittner options based upon these factors as well.

  The Committee approved two changes to the executive compensation program to be effective in 1994. The Performance Unit Plan (PUP) will be discontinued. No new grants will be issued in 1994. The existing cycles, 1992-1994 and 1993-1995, will run to their normal conclusion. For 1994, stock options will be used as the sole long-term incentive. The Committee believes that stock options are better motivators and better align the efforts of the executives with objectives of the shareowners.

  The second action was to enhance the retirement benefit for Mr. Bittner and the Corporate Vice Presidents by the addition of a Supplemental Executive Retirement Plan (SERP). The plan has an accrual and vesting schedule based on years of service and age. The maximum benefit of 60% of final compensation, less any amounts paid through the Company's Management Pension Plan and Supplemental Management Pension Plan, will be paid to an executive retiring at age 50 or older with 30 or more years of service.

  The Committee has also established stock ownership guidelines for the Company's executives. These guidelines are a multiple of salary. Mr. Bittner's target, to be achieved over a five-year period, is the beneficial ownership of Company common stock equal in value to four times his annual salary.

  This Committee is aware of the limitations which the Omnibus Budget Reconciliation Act of 1993 places upon a corporation's ability to obtain a tax deduction on executive compensation in excess of $1 million. Although it has not yet developed a formal policy concerning the $1 million ceiling, this Committee favors pay for performance and intends to continue to review executive compensation in consideration of the legislation.

  No member of this Committee is a former or current officer or employee of the Company or any of its subsidiaries.

                                          Respectfully submitted,

                                          /s/ Daniel E. Gill

                                          Daniel E. Gill (Chairman)
                                          Harlan D. Calkins
                                          Richard P. Miller, Jr.

March 21, 1994

                               PERFORMANCE GRAPH

  The following graph charts the Company's cumulative total shareowner return performance against the Standard and Poor's Telephone Index as well as against the Standard and Poor's 500 Index. A variety of factors may be used in order to assess a corporation's performance. This Performance Graph, which reflects the Company's total return against the selected peer group, reflects one such method. The performance of the Standard and Poor's Telephone Index is weighted by the stock market capitalization of the companies within that peer group.

                      [GRAPH APPEARS HERE]
           COMPARISON OF FIVE YEAR CUMULATIVE RETURN
     AMONG ROCHESTER, S&P TELEPHONE INDEX AND S&P 500 INDEX

Measurement period         Rochester    S&P Telephone     S&P 500
(Fiscal year Covered)   Telephone Corp.     Index          Index
- ---------------------   ---------------    --------     ------------
Measurement PT -
12/31/88                $  100          $  100          $  100

FYE 12/31/89            $  165          $  158          $  132
FYE 12/31/90            $  125          $  150          $  127
FYE 12/31/91            $  144          $  163          $  166
FYE 12/31/92            $  168          $  179          $  179
FYE 12/31/93            $  221          $  207          $  197


                       COMPENSATION OF COMPANY MANAGEMENT

  The tables and other information set forth below are included to enable our shareowners to better understand the compensation of the Company's executives. These tables reflect the various forms of compensation paid the executive officers of Rochester Telephone Corporation. Specifically, these are salary, bonus, stock options and a long-term incentive plan. The Company does not provide its executives with stock appreciation rights. The executive officer titles in the Summary Compensation Table indicate the position held by those officers on December 31, 1993. No executive officers exercised any stock options during 1993.

  The Report of the Committee on Management of the Board of Directors appears on pages 8-10 of this Proxy Statement. This Report discusses the factors taken into consideration to set Mr. Bittner's compensation and the compensation of the other executive officers. A Performance Graph showing the performance of the Company's stock as compared to the Standard and Poor's 500 Index and the Standard and Poor's Telephone Index appears on page 11 of this Proxy Statement.

                           SUMMARY COMPENSATION TABLE

  The following table provides a summary of compensation paid to the CEO and the four most highly compensated executive officers of the Company for services rendered to the Company and its subsidiaries over the past three fiscal years.

                                                        LONG TERM
                                                      COMPENSATION
                                                   -------------------
                                                     AWARDS
                                                   ---------- PAYOUTS
                               ANNUAL COMPENSATION SECURITIES --------
                               ------------------- UNDERLYING   LTIP    ALL OTHER
NAME AND                          SALARY    BONUS   OPTIONS/  PAYOUTS  COMPENSATION
PRINCIPAL POSITION        YEAR     ($)       ($)    SARS (#)   ($)(3)     ($)(4)
- ------------------        ---- ------------------- ---------- -------- ------------
R. L. Bittner(1)........  1993  $360,000  $407,500   23,000   $230,121   $26,856
Chairman, President       1992   292,750   160,000    8,000      8,946    14,901
& CEO                     1991   220,000   103,600      -0-     25,439    12,230

D. M. Gregory(2)........  1993   186,567   131,625    6,600     69,753    29,963
Corporate Vice President  1992   178,413    67,200    2,700        -0-    43,701
and President--
Telecommunication Group   1991   190,200    16,500      -0-        -0-     7,479

L. L. Massaro...........  1993   174,800   131,625    4,500     95,662    11,721
Corporate Vice            1992   165,100    58,600    2,700      5,126    19,247
President--
Finance and Treasurer     1991   155,600    51,100      -0-     14,372     8,261

F. R. Pestorius.........  1993   173,700   131,625    4,500     99,452    12,611
Corporate Vice            1992   168,600    62,000    2,700      5,275    21,521
President--
Sales and Marketing       1991   159,800    57,900      -0-     15,013    10,352

J. K. Purcell...........  1993   175,600   131,625    6,300     98,589    12,033
Corporate Vice            1992   168,800    63,100    2,700      5,135    11,237
President--
Partnering and Alliances  1991   159,200    57,700      -0-     14,468    10,731

- --------
(1) Mr. Bittner was named President and Chief Executive Officer effective February 16, 1992. The compensation indicated for 1991 relates to his prior position as Executive Vice President of the Company.

(2) Mr. Gregory became an employee and a Vice President of the Company effective February 16, 1992. From July 1, 1991, until February 16, 1992, he rendered consulting services as President of the Company's subsidiary RCI Network Services, Inc. (RCINS). (In January, 1994, the name of this company was changed to RCI Long Distance, Inc.) During the period January 8, 1991, through June 30, 1991, he also rendered consulting services to RCINS, but was neither an officer nor an employee of that company. This table reflects payments made by the Company and/or RCINS in 1992 to Dale M. Gregory Management Consultants, Inc., for these consulting services. The amount of these payments was $29,687.

(Summary Compensation Table footnotes continued)

(3) As described in more detail in the Report of Committee on Management at page 9 of this Proxy Statement, 1993 Performance Unit Plan awards are based upon performance achieved at 138.2% to 145% of the target levels.

(4) "All Other Compensation" includes imputed income from term life insurance coverage and the Company's contributions to both the tax-qualified 401(k) and nonqualified defined contribution plans. For 1993, imputed income from term life insurance coverage was $3,456 for Mr. Bittner, $970 for Mr. Gregory, $1,218 for Mr. Massaro, $2,004 for Mr. Pestorius, and $1,292 for Mr. Purcell. The Company's 1993 contributions on behalf of the named executive officers to the tax-qualified 401(k) and nonqualified defined contribution plans, respectively, were as follows: $3,976 and $19,424 for Mr. Bittner; $3,568 and $8,051 for Mr. Gregory; $6,745 and $3,758 for Mr. Massaro; $3,116 and $7,491 for Mr. Pestorius; and $3,169 and $7,573 for Mr. Purcell. For Mr. Gregory, "All Other Compensation" in 1991 and 1992 also includes travel and living expenses which were incurred by Mr. Gregory as a consultant to the Company and were paid or reimbursed by the Company. Additionally, in 1992, the amount includes a payment in the amount of $35,000 negotiated for a non-compete agreement. In 1992, "All Other Compensation" also includes special payments in the amounts of $10,311 to Mr. Pestorius and $11,791 to Mr. Massaro. For Mr. Gregory in 1993, "All Other Compensation" includes a special payment in the amount of $17,375. Each of these special payments was a reimbursement of personal expenses incurred at the Company's request by the named executive officer to further business opportunities.

  The following companion tables to the Summary Compensation Table list the stock options granted during the 1993 fiscal year to the named executive officers, their stock option exercises in 1993 and the aggregate options they held at the end of 1993, long-term incentive plan awards made to them during 1993, and the estimated retirement benefits which would be paid to them at age 65.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following Option Grant table includes two columns designated as "Potential Realizable Value." The calculations in those columns are based on hypothetical growth assumptions, proposed by the Securities and Exchange Commission, of 5% and 10% for stock price appreciation for the option term. There is no way to anticipate what the actual growth rate of the Company's stock price will be.

                                     INDIVIDUAL GRANTS IN 1993
- ---------------------------------------------------------------------------------------------------




                                                                              POTENTIAL REALIZED
                                                                               VALUE AT ASSUMED
                           NUMBER OF      % OF TOTAL                         ANNUAL RATES OF STOCK
                           SECURITIES    OPTIONS/SARS  EXERCISE             PRICE APPRECIATION FOR
                           UNDERLYING     GRANTED TO    OR BASE                   OPTION TERM
                          OPTIONS/SARS    EMPLOYEES      PRICE   EXPIRATION -----------------------
NAME                     GRANTED(1) (#) IN FISCAL YEAR ($/SHARE)    DATE         5% ($)     10% ($)
- ----                     -------------- -------------- --------- ----------  ---------- ------------
R. L. Bittner...........     23,000         19.9%       $38.125   3/15/03     $551,462   $1,397,513
D. M. Gregory...........      6,600          5.7%       $38.125   3/15/03     $158,246    $ 401,025
L. L. Massaro...........      4,500          3.9%       $38.125   3/15/03     $107,895    $ 273,426
F. R. Pestorius.........      4,500          3.9%       $38.125   3/15/03     $107,895    $ 273,426
J. K. Purcell...........      6,300          5.4%       $38.125   3/15/03     $151,053    $ 382,797

- --------
(1) The option grants have the following material terms: exercise price is the market price (based on the closing price of the Company's common stock on the New York Stock Exchange) on the date of the option grant; 1/3 of the options granted may be exercised commencing one year following the grant date, a second 1/3 may be exercised commencing two years following the grant date, and the remaining 1/3 may be exercised commencing three years following the grant date. The option grant date was 3/15/93. Options may not be transferred other than by will or the laws of descent and distribution. An option may be exercised upon written notice to the Company accompanied by payment in full for the shares being acquired. In the event of a "change in control" as defined by the Executive Stock Option Plan, all options become immediately vested and exercisable.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS/
                              OPTIONS/SARS AT FY END       SARS AT FY END(1)
                             ------------------------- -------------------------
                             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                             ----------- ------------- ----------- -------------
NAME                             (#)          (#)          ($)          ($)
- ----                         ----------- ------------- ----------- -------------
R. L. Bittner...............    2,666       28,334       $36,658     $234,347
D. M. Gregory...............      900        8,400       $12,263     $ 70,725
L. L. Massaro...............      900        6,300       $12,263     $ 56,025
F. R. Pestorius.............      900        6,300       $12,263     $ 56,025
J. K. Purcell...............      900        8,100       $12,263     $ 68,625

- --------
(1) Options are valued at the market value of RTC common stock at December 31, 1993, (closing price of $45.125) less the per share option exercise price, multiplied by the number of exercisable/unexercisable options.

  The following table shows the number of units of the Company's long-term incentive plan which participants were awarded in the last fiscal year. The information in the table is expressed in number of units unless otherwise specified. At the end of the cycle, a participant's payout is based on the value of these units multiplied by Company performance (measured as defined by the long-term incentive plan and ranging from 0% to 150%) during the three-year plan cycle. The threshold payout is .1% of the units awarded, the target payout is 100% of the units awarded, and the maximum payout is 150% of the units awarded. As noted in the Report of the Committee on Management on page 9 of this Proxy Statement, the long-term incentive plan will be discontinued after conclusion of the existing performance cycles. For 1994, stock options will be used as the sole long-term incentive.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR



                          NUMBER OF   PERFORMANCE     ESTIMATED FUTURE PAYOUTS UNDER
                           SHARES,      OR OTHER       NON-STOCK PRICE-BASED PLANS
                           UNITS OR   PERIOD UNTIL ----------------------------------------
                         OTHER RIGHTS  MATURATION  THRESHOLD      TARGET        MAXIMUM
NAME                        (#)(1)     OR PAYOUT      (#)          (#)            (#)
- ----                     ------------ ------------ ---------- -------------- --------------
R. L. Bittner........... 3,065 Units    3 Years    3.07 Units 3,065.00 Units 4,597.50 Units
D. M. Gregory...........   984 Units    3 Years    0.98 Units   984.00 Units 1,476.00 Units
L. L. Massaro...........   937 Units    3 Years    0.94 Units   937.00 Units 1,405.50 Units
F. R. Pestorius.........   931 Units    3 Years    0.93 Units   931.00 Units 1,396.50 Units
J. K. Purcell...........   941 Units    3 Years    0.94 Units   941.00 Units 1,411.50 Units

- --------
(1) The number of units granted for a performance cycle is based on the participant's salary and RTC's stock price at the beginning of the cycle. Cycle Performance is based on two equally weighted components. One component compares RTC common stock's actual total return for the cycle to the actual total market return of the Standard and Poor's 500 Index. The other component ranks RTC common stock's risk adjusted total return compared with a self-constructed group of sixteen telecommunications companies. Each of the two components is given a performance range of 0% to 150%. The cycle payout is a product of the stock price at the end of the cycle, the average component performance, and the number of units granted to the participant for the cycle. There is a cap on the end of the cycle stock price used to calculate payouts to preclude extraordinary gains to a participant in the event of major stock price movements.

  The following table shows the estimated annual benefits payable upon retirement at age 65 to individuals in specified remuneration and years of service classifications. The amounts set forth in this table do not reflect early retirement incentives which the Company had previously offered certain of its management employees. Furthermore, the amounts set forth are neither subject to any deduction for Social Security benefits or any other offsets nor adjusted to reflect maximum allowable benefits under the Internal Revenue Code.

  All of the Company's officers, including those listed in the Summary Compensation Table, are participants in the Company's Management Pension Plan as supplemented by a Supplemental Management Pension Plan (SMPP). The annual aggregate pension benefit for an officer under these Plans is based upon several factors and is largely determined by the number of years of employment multiplied by a percentage of the officer's three consecutive years of highest average annual compensation preceding retirement.

                               PENSION PLAN TABLE

                                     YEARS OF SERVICE
                 --------------------------------------------------------------------
REMUNERATION       (15)           (20)           (25)           (30)           (35)
- ------------     --------       --------       --------       --------       --------
$200,000         $ 44,837       $ 59,782       $ 74,728       $ 89,673       $104,619
 225,000           50,612         67,482         84,353        101,223        118,094
 250,000           56,387         75,182         93,978        112,773        131,569
 300,000           67,937         90,582        113,228        135,873        158,519
 350,000           79,487        105,982        132,478        158,973        185,469
 400,000           91,037        121,382        151,728        182,073        212,419
 450,000          102,587        136,782        170,978        205,173        239,369
 500,000          114,137        152,182        190,228        228,273        266,319
 550,000          125,687        167,582        209,478        251,373        293,269
 600,000          137,237        182,982        228,728        274,473        320,219
 650,000          148,787        198,382        247,978        297,573        347,169
 700,000          160,337        213,782        267,228        320,673        374,119
 750,000          171,887        229,182        286,478        343,773        401,069
 800,000          183,437        244,582        305,728        366,873        428,019
 850,000          194,987        259,982        324,978        389,973        454,969
 900,000          206,537        275,382        344,228        413,073        481,919

  Mr. Bittner, Mr. Gregory, Mr. Massaro, and Mr. Purcell each have executive contracts which may pay a benefit in the event of a "Change in Control" of the Company. These contracts are explained in detail on page 16 of this Proxy Statement. Each of them also participates in the Company's Pension Plan. Under SMPP, their service factor would include, subject to certain limitations, the amount of service for which payment is made to them under their executive contract.

  The SMPP also provides that in the event of a Change in Control of the Company, the Board may not terminate a participant's benefit and the Employees' Benefit Committee may not change prior decisions regarding a participant's service factor.

  Effective January 1, 1994, the Company established a Supplemental Executive Retirement Plan (SERP) which covers all the officers named in the preceding tables plus two additional executive officers. The Plan has an accrual and vesting schedule based on years of service and age. A maximum benefit of 60% of final compensation will be paid to an executive retiring at age 50 or older with 30 or more years of service. Payments made under the Company's Management Pension Plan and the Supplemental Management Pension Plan are included in determining the ultimate benefit payable under the SERP. However, in order to qualify for the SERP benefit a covered executive must be at least 50 years of age. Executive officers who are not at least 50 years old when they retire would only receive the retirement benefits set forth in the above Pension Plan Table and would receive no SERP benefit.

  For the purposes of these Plans, annual compensation is the same as that given in the Salary and Bonus columns of the Summary Compensation Table for the named executive officers. The number of years of employment of such individuals for the purposes of these Plans currently are as follows: Mr. Bittner--31; Mr. Gregory--15; Mr. Massaro--25; Mr. Pestorius--31; and Mr. Purcell--29. Additionally, the Company has agreed to bridge Mr. Gregory's prior service with other telecommunications companies provided he remains employed by Rochester Telephone Corporation until January 1, 1997. Effective that date, the Company will credit Mr. Gregory his additional six years and six months experience in the telecommunications industry.

  Neither Mr. Massaro nor Mr. Gregory has yet reached the age of 50 years. Assuming they left the Company as of the current date, each would receive only a deferred pension based upon the amount reflected in the Pension Plan Table and neither would ever receive any additional benefit under the SERP. Mr. Bittner and Mr. Pestorius have each reached the age of 50 years and have accrued at least 30 years of service credit. If they retired as of the current date, each would receive a full pension based on the amount reflected in the Pension Plan Table. In addition, assuming annual compensation at the level each received as of March 8, 1994, under the SERP Mr. Bittner would receive his full pension plus an estimated annual SERP benefit of $66,996 and Mr. Pestorius would receive his full pension plus an estimated annual SERP benefit of $33,607. Although Mr. Purcell has reached the age of 50 years, his 29 years of service credit entitles him only to a reduced pension rather than a full pension. Assuming annual compensation at his March 8, 1994 level, if Mr. Purcell were to retire as of the current date, he would receive a reduced pension plus an estimated annual SERP benefit of $67,960. If Mr. Purcell retired after achieving 30 years of service, he would be eligible for a full pension. In that event, assuming annual compensation at the level he received March 8, 1994, Mr. Purcell's estimated annual SERP benefit would only be $37,535.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  The members of the Committee on Management during the last completed fiscal year were Mr. Calkins, Mr. Gill (Chairman), and Mr. Miller. None of these persons were, during 1993 or previously, an officer or employee of the Company or any of its subsidiaries.

  The full Board of Directors accepted the recommendation of the Committee on Management concerning Mr. Bittner's compensation. Mr. Hasselwander is a former officer of the Company and, during 1993, he participated in those deliberations of the registrant's Board of Directors in which the Board accepted the Committee on Management's recommendations concerning executive officer compensation. Mr. Hasselwander is not a member of the Committee on Management. No executive officer of the Company has, during 1993 or previously, served as a Director or member of the Compensation Committee of any other entity that has an executive officer who serves or has served either as a member of the Committee on Management or as a member of the Board of Directors of Rochester Telephone Corporation.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  The Company has entered into agreements, for an indefinite term, with Mr. Bittner, Mr. Gregory, Mr. Massaro and Mr. Purcell. Each agreement provides that, in the event of a change in control (as defined in the agreement) which is followed within three (3) years by termination of employment under circumstances other than one of the following: (i) death, (ii) retirement,
(iii) disability, (iv) termination by the Company for Cause (as defined in the agreement), or (v) Voluntary Termination (as defined in the agreement), the employee will be entitled to (a) continuation for three years of certain health and life insurance benefits, and (b) a cash severance payment equal to three
(3) times the aggregate annual salary and bonus as determined under the agreement. Additionally, in the event any of these amounts are determined to trigger an Excise Tax (as defined in the agreement), the employee may also be entitled to a Gross-Up Payment (as defined in the agreement). The employee is also entitled to the above benefits if after a change in control the employee terminates his employment for Good Reason (as defined in the agreement) or during a "window period" (also as defined in the agreement). Mr. Bittner, Mr. Gregory, Mr. Massaro, and Mr. Purcell would each receive their individual severance payments in a lump sum.

  Executives who retired prior to January 1, 1994, received a combined Pre-Pension Leave and Executive Pre-Pension Leave of up to twelve months' salary and up to six months' service credit toward pension. This benefit was discontinued for executives retiring after December 31, 1993. Mr. Pestorius was eligible to retire at the end of 1993, with a full pension and an Executive Pre-Pension Leave, and he had indicated to the Company his desire to do so. The Company asked Mr. Pestorius to remain in the employ of the Company until at least July 1, 1994, in order to transition to a successor those areas of the business for which he is responsible. If Mr. Pestorius did so he would forego the Executive Pre-Pension Leave to which he was entitled if he retired by December 31, 1993.

  In order to keep Mr. Pestorius whole and as an inducement for him to honor the Company's request, Mr. Pestorius and the Company have entered into an agreement under which Mr. Pestorius will receive a sum of money approximately equal to one year's salary following his retirement from the Company, plus service credit toward his pension. Additionally, Mr. Pestorius has agreed to refrain from competing with the Company for a minimum of five years following his retirement in exchange for a sum of money approximately equal to an additional year's salary and bonus which will be made in installments over a five-year period following his last day of active employment.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Please see page 3 for the discussion concerning Mr. Tomaino's affiliation with a law firm which has provided legal services to the Company.

                       INDEMNIFICATION OF CERTAIN PERSONS

  As authorized by New York State Law, the Company and its subsidiaries have purchased insurance from the Chubb Group insuring such companies against amounts they may pay as a result of indemnifying their officers and Directors for certain liabilities such officers and Directors might incur. These insurance policies also insure all officers and Directors of the Company and its affiliates for additional liabilities against which such officers and Directors may not be indemnified by the Company and its affiliates. The insurance was renewed on May 7, 1993, for a period of one year. During 1993, the Company paid $499,915 for this insurance and the renewal policy cost will be negotiated in April, 1994.

                  PROPOSAL 2--ELECTION OF INDEPENDENT AUDITORS

  The Company's independent auditors are Price Waterhouse. At the Annual Meeting, the shareowners will consider and vote upon a proposal to elect independent auditors for the Company's fiscal year ending December 31, 1994. The Audit Committee of the Board of Directors, none of whose members is an officer or employee of the Company, has recommended that Price Waterhouse be re-elected as independent auditors for that year. The Board of Directors unanimously recommends that shareowners vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR the foregoing proposal unless otherwise indicated. Approval of this proposal will require the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the common stock outstanding.

  Representatives of Price Waterhouse will be present at the Annual Meeting to make a statement, if they wish, and to respond to appropriate questions from shareowners.

  MANAGEMENT RECOMMENDS A VOTE FOR THE ELECTION OF PRICE WATERHOUSE AS THE COMPANY'S INDEPENDENT AUDITORS, DESIGNATED AS PROPOSAL 2 ON YOUR PROXY CARD. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF THE DIRECTION THEREON TO THE CONTRARY.

          PROPOSALS TO MODIFY EMPLOYEE AND DIRECTOR COMPENSATION PLANS

  The Company is requesting shareowner approval of several amendments and modifications to existing employee and Director compensation plans. In general the modifications are designed to increase the participants' ownership of Company common stock or to facilitate the participants' disclosure document filing obligations. These proposals are included on pages 18 through 23 of this Proxy Statement as Proposals 3, 4, 5 and 6. Specifically, in the case of Proposals 3 and 6, shareowner approval is requested to facilitate disclosure document filing obligations of Plan participants who are either Directors or executive officers of the Company. In the case of Proposals 4 and 5, shareowner approval is requested to increase the number of shares available for stock option grants and/or to approve an increase in the number of options granted under the Plans. A brief summary of the intent of each proposal is presented after the title of the proposal. As required by the regulations of the Securities and Exchange Commission, there is also included a summary of the material provisions of each Plan.

  Copies of each of these Plans and any amendments to them will be available at the meeting. They also will be sent to any shareowner upon written or oral request. Shareowners should direct such requests to the Corporate Secretary at the Company's office at Rochester Tel Center, 180 South Clinton Avenue, Rochester, New York 14646. Alternatively, shareowners may request this material via the Shareowner Line by calling 1-800-836-0342.

                   PROPOSAL 3--AMENDMENT TO THE SUPPLEMENTAL
                            RETIREMENT SAVINGS PLAN

SUMMARY OF PROPOSED ACTION

  The Supplemental Retirement Savings Plan (the "Plan") is a retirement savings plan for certain employees of Rochester Telephone Corporation. The amendment to the Plan adds Rochester Telephone common stock as an investment vehicle which may be elected by the participants. The Board of Directors has approved this amendment. As stated earlier in this Proxy Statement, the Company has established recommended stock ownership levels for its senior management based upon a multiple of annual salary. Shareowner approval would facilitate the periodic filings required by the stock acquisitions for certain Plan participants who are officers of the Company.

INTRODUCTION

  The Company's Supplemental Retirement Savings Plan (the "Plan") is a non-qualified "top-hat" plan. Its principal purpose is to permit certain highly compensated employees to contribute to retirement savings notwithstanding limits imposed by the Internal Revenue Code on contributions made to tax-qualified plans. Currently, there are 48 participants in the Plan and employer matching contributions are approximately $120,000 per year. No contributions are made for past service. All contributions to the Plan and the earnings on the contributions are held in a "rabbi" trust.

SUMMARY OF PLAN PROVISIONS

  The Plan automatically supplements the Employees' Retirement Savings Plan, which is a broad-based 401(k) plan. The terms of the Plan primarily adopt and mirror the terms of the 401(k) plan, with certain exceptions. First, the Plan only covers 401(k) plan participants who earn above a specific level as defined by Internal Revenue Service regulations. Currently this amount is $66,000 per year. Second, the current investment options in this Plan are the Mariner Cash Management Fund (a money market fund), the Vanguard Index Trust--500 Portfolio (an S&P 500 index fund), the Merrill Lynch Capital Fund (a balanced fund), and the Merrill Lynch Corporate Bond Fund (an intermediate bond fund). The Plan amendment which is the subject of this Proposal 3 adds to these options a Rochester Telephone Corporation Common Stock Fund. Third, contributions to this Plan are solely pre-tax. The amount of these contributions equals the amount that could have been contributed to the 401(k) plan but without various statutory restrictions. Finally, Plan benefits can be paid out only at termination of employment or at a fixed date specified by a participant when the contribution is made. In addition, the form of benefit payment must be elected at the time a contribution is made rather than at the time of distribution.

PLAN AMENDMENTS

  In August, 1992, the IRS issued new guidelines concerning rabbi trusts and their associated non-qualified deferred compensation plans. These guidelines permit rabbi trusts to invest in common stock of the sponsoring employer. Effective July 1, 1993, in response to the expansion of permitted rabbi trust investments, the Plan began to permit investments in Company common stock.

FEDERAL TAX CONSEQUENCES

  Plan participants are not subject to current income taxes on contributions to the Plan or on the income or gains on these contributions. These amounts do constitute "wages" for purposes of Social Security taxes. A participating company is not entitled to a current deduction for contributions made to this Plan. In addition, the Company is subject to current income taxes on the income and gains on investments held in the rabbi trust. Participants will be taxed on all benefits they receive from the Plan. The Company will be entitled to take a tax deduction for these same amounts at the time the participants recognize the income for tax purposes.

  MANAGEMENT RECOMMENDS A VOTE FOR THE APPROVAL OF AN AMENDMENT TO THE SUPPLEMENTAL RETIREMENT SAVINGS PLAN, DESIGNATED AS PROPOSAL 3 ON YOUR PROXY CARD. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF THE DIRECTION THEREON TO THE CONTRARY.

               PROPOSAL 4-- RESTATED EXECUTIVE STOCK OPTION PLAN

SUMMARY OF PROPOSED ACTION

  Stock options are a form of compensation which clearly link financial reward to Company performance. As discussed in the Report of Committee on Management at page 9 of this Proxy Statement, the Company is replacing the existing long-term incentive program with an increased stock option program. In order to have sufficient options available for grant in future years, it is necessary for shareowners to approve this Restated Executive Stock Option Plan (the "Plan") which, among other modifications, will increase from 300,000 to 1,000,000 the number of authorized shares which may be granted under this Plan. The Committee on Management of the Company's Board of Directors has adopted the restated Plan, subject to shareowners' approval. The New York State Public Service Commission approved the restated Plan in open session on March 16, 1994, also subject ultimately to shareowners' approval.

SUMMARY OF PLAN PROVISIONS

  The Plan is a standard stock option plan which authorizes the grant to key employees of options to purchase shares of Company common stock at its fair market value as of the date of grant. The Plan was originally adopted by the Board of Directors on November 20, 1989, and approved by shareowners on April 25, 1990. It covers approximately 55 employees who may be granted either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs") or a combination of the two. Options with respect to 147,036 shares of common stock were outstanding, as of March 8, 1994, to 50 employees.

  A Committee of the Board of Directors (the "Committee") has discretion to determine the identities of key employees who will participate and the timing of the option grants. The Committee also has authority to determine whether the granted options will be ISOs or NQSOs.

  An aggregate of 1,000,000 shares of the Company's common stock will be available for the grant of options under the Plan. The shares may be authorized and unissued shares. If an option expires, terminates, or is cancelled without being exercised, new options may thereafter be granted incorporating such shares. No option will be granted more than ten (10) years after the effective date of the Plan.

  The exercise price under each option is not less than the fair market value of the common stock at the time the option is granted. Options by their terms are not transferable by the participant other than by will or the laws of descent and distribution. Options become exercisable with respect to 33 1/3% of the shares subject to the option on the first anniversary of the date of the grant and with respect to an additional 33 1/3% of such shares on the second and third anniversaries of such grant. ISOs expire automatically if not exercised within ten (10) years following the date of grant. The maximum value of common stock under which an ISO granted under this Plan or any other Company plan which first becomes exercisable in any calendar year cannot exceed $100,000.00.

  In the event of a change in control of the Company, all of a participant's ISOs or NQSOs become immediately vested and exercisable, unless directed otherwise by resolution of the Board adopted prior to and specifically relating to the occurrence of such change in control. Each participant also has the right, exercised by written notice to the Company within sixty (60) days after the change in control, to receive, in exchange for the surrender of the option or any portion thereof to the extent the option is then exercisable, an amount of cash equal to the difference between the fair market value (as determined by the Board) on the date of surrender of the common stock covered by the option or portion thereof which is so surrendered and the option price of such common stock under the option.

PLAN AMENDMENTS

  The restated Plan increases the Plan's authorized number of shares and conforms certain provisions of the Plan to plans of a similar nature within the telecommunication industry. The material differences between the prior Plan and the restated Plan approved by the Board are set forth in the following table:

                                    AMENDED PLAN         PRIOR PLAN
                                    ------------         ----------
Shares Available for Grant......... 1,000,000            300,000

Exercise rights following           Three years          One year
 termination upon death............

Exercise rights following           Automatic            Three months
 termination other than death or    cancellation
 retirement........................

Exercise rights following           For duration of term Three months--ISOs;
 retirement........................                      one year--NQSOs

Employment transferred to Cellular  Rights continue      Treated as termination
 Partnership with NYNEX............

Stock splits or other changes       Awards adjust        Board action required
 affecting common stock............ automatically        to adjust awards

FEDERAL INCOME TAX CONSEQUENCES

  The Company has been advised by counsel that under present law the following are the Federal income tax consequences generally arising with respect to options granted under the Plan. The grant of an option will create no tax consequences for an optionee or the Company. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising an option (other than an ISO), the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. The Company will be entitled to a deduction for the same amount. The treatment of an optionee's disposition of shares acquired through the exercise of an option depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising an NQSO. Generally there will be no tax consequences to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of the disposition of shares acquired under an ISO before the applicable holding periods have been satisfied.

  MANAGEMENT RECOMMENDS A VOTE FOR THE APPROVAL OF A RESTATED EXECUTIVE STOCK OPTION PLAN, DESIGNATED AS PROPOSAL 4 ON YOUR PROXY CARD. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF THE DIRECTION THEREON TO THE CONTRARY.

           PROPOSAL 5--AMENDMENT TO THE DIRECTORS' STOCK OPTION PLAN

SUMMARY OF PROPOSED ACTION

  An increased common share ownership in the Company by Directors will more closely align their interests to those of our general shareowner population. Based on management's recommendation, the Company's Board of Directors adopted an amendment to the Directors' Stock Option Plan. Among other modifications, the amendment increases from 1,000 to 2,000 the annual grant of options to outside Directors and increases from 100,000 to 500,000 the number of shares available to be issued in connection with this Plan. The increase in the number of shares available to be issued in connection with this Plan is subject to shareowners' approval. The New York State Public Service Commission approved this amendment in open session on March 16, 1994, also subject ultimately to shareowners' approval.

  In order to have sufficient options available for grant in future years, it is necessary for shareowners to approve this Plan amendment.

SUMMARY OF PLAN PROVISIONS

  The Rochester Telephone Corporation Directors' Stock Option Plan (the "Plan") was adopted by the Board of Directors on November 20, 1989, and approved by shareowners on April 25, 1990. With two significant exceptions, the Plan is substantially the same as the Executive Stock Option Plan discussed in Proposal
4. One of the exceptions is that Directors may be granted only non-qualified options. The second exception is that the grant of options is not discretionary with a Board Committee but is fixed by the terms of the Plan itself. As originally adopted, the Plan provides for a non-discretionary grant to non-employee Directors of a non-qualified option to purchase 1,000 shares of the Company's common stock. Grants are made each year on the date of the Annual Meeting electing Directors to the Board. Board members who begin service on the Board on a date other than the date of the Annual Meeting are granted an option to purchase a pro rata portion of 1,000 shares. All thirteen current non-employee Directors currently participate in this Plan. The following is a summary of the material provisions of the Plan.

  Each option granted under the Plan is evidenced by an option agreement between the individual Director and the Company. At the date each year that Directors are elected to the Board, each Director so elected (whether newly elected or continuing as a carryover Director) will receive an option to purchase a fixed number of shares of the Company's common stock. The exercise price under each option equals the fair market value of the common stock at the time the option is granted. Options are not transferable by the participant other than by will or the laws of descent and distribution. New options granted under the Plan may become exercisable with respect to 33 1/3% of the shares subject thereto on the first anniversary of the date of grant and with respect to an additional 33 1/3% of such shares on the second and third anniversaries of the grant.

  Notwithstanding any of the provisions of the Plan, in the event of a change in control of the Company, all of a participant's options are immediately vested and exercisable, unless directed otherwise by resolution of the Board adopted prior to and specifically relating to the change in control. In the event of a change in control, each holder of an exercisable option shall also have the right at any time thereafter during the term of such option to exercise the option in full, notwithstanding any limitation or restriction in any option agreement or in the Plan. Each participant shall also have the right, exercised by written notice to the Company within sixty (60) days after the change in control, to receive, in exchange for the surrender of the option or any portion thereof to the extent the option is then exercisable, an amount of cash. This amount of cash will be equal to the difference between the fair market value (as determined by the Board) on the date of surrender of the common stock covered by the option or portion thereof which is so surrendered and the option price of such common stock under the option.

PLAN AMENDMENTS

  On November 16, 1993, the Board of Directors, acting upon the recommendation of management, amended the Plan. The material differences between the prior Plan and the restated Plan approved by the Board are set forth in the following table:

                                     AMENDED PLAN         PRIOR PLAN
                                     ------------         ----------
Shares Available for Grant.........  500,000              100,000

Annual Grant to Directors..........  2,000                1,000
Exercise rights following
 termination of service in event of
 death, resignation due to conflict
 of interest, or removal for cause.  One year             One year

Exercise rights following
 termination other than death,
 resignation due to conflict of
 interest, or removal for cause....  For duration of term One year

Stock splits or other changes        Awards adjust        Board action required
 affecting common stock............  automatically        to adjust awards

TAX CONSEQUENCES

  For a discussion of the tax consequences of the options issued under the Plan, see the description of NQSOs in Proposal 4.

  MANAGEMENT RECOMMENDS A VOTE FOR THE APPROVAL OF THIS AMENDMENT TO THE DIRECTORS' STOCK OPTION PLAN, DESIGNATED AS PROPOSAL 5 ON YOUR PROXY CARD. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF THE DIRECTION THEREON TO THE CONTRARY.

            PROPOSAL 6--DIRECTORS' COMMON STOCK DEFERRED GROWTH PLAN

SUMMARY OF PROPOSED ACTION

  The Directors' Common Stock Deferred Growth Plan (the "Plan") allows a participating Director to defer some or all of the compensation received for service on the Board. Amounts deferred under this Plan are invested in Company common stock. This new Plan was approved by the Board of Directors effective November 1, 1993. Shareowner approval of this Plan would facilitate the filing of periodic stock acquisition disclosure for Company Directors who have elected to participate in this Plan.

SUMMARY OF PLAN PROVISIONS

  On November 1, 1993, the Committee on Directors of the Company's Board of Directors adopted the Rochester Telephone Corporation Directors' Common Stock Deferred Growth Plan (the "Plan"). This new Plan is in addition to and mirrors the Company's Plan for the Deferral of Directors' Fees. Both plans contain virtually the same terms and conditions except with respect to the investment of the deferred fees. The Plan for the Deferral of Directors' Fees provides for deferral of fees into cash which is then credited with interest at a rate equal to the rate which the Company pays on its customer deposits. The new Plan permits Directors to defer some or all of the fees they earn as Company Directors into Company common stock. The following is a summary of the material provisions of the Plan.

  The Plan is administered by the Board's Committee on Directors (the "Committee"). The Committee has the authority to construe the Plan's terms and to adopt rules and regulations for implementing the Plan. The Board of Directors has the authority to amend or to terminate the Plan.

  Any Director who is not also an employee of the Company or of a subsidiary is eligible to participate in this Plan on a voluntary basis. As of the Plan's November 1, 1993, effective date, thirteen Directors were eligible to participate in the Plan, and as of December 31, 1993, seven Directors had elected to participate.

  An eligible Director may defer all or a portion of his or her Directors' Fees into this Plan. Any such election must generally be made prior to the beginning of the calendar year that the fees are to be earned by the Director. A Director's deferral election must indicate when deferrals will commence, the amount of the deferrals, and when payments are to be made.

  At the present time, the Company has established a rabbi trust to meet its obligations to accumulate and pay out the deferred fees and the earnings on them. The deferred fees are paid to the trustee who uses the fees to purchase shares of the Company's common stock on the open market at its then fair market value. Dividends paid on the shares are used to purchase additional shares of common stock.

  Eligible Directors have a one-time right to transfer to this Plan amounts previously deferred under the Company's Plan for the Deferral of Directors' Fees. Amounts so transferred will be invested in shares of the Company's common stock. The transferred amounts will, however, remain subject to the terms of the election form the Director completed under the Plan for the Deferral of Directors' Fees. None of the amounts transferred to this Plan, nor the amounts deferred initially under this Plan, may be transferred back to the Plan for the Deferral of Directors' Fees.

  Payment of benefits from this Plan will be made in accordance with the terms of a Director's election form. Payments will be made in whole shares of common stock with fractional shares paid in cash.

  The Company's obligation to pay deferred amounts is an unsecured promise. In the event of the Company's bankruptcy or insolvency, the creditors of the Company may reach any assets set aside to pay promised benefits, including any assets held in the rabbi trust.

TAX CONSEQUENCES

  Amounts deferred under this Plan are not subject to Federal income or Social Security taxes at the time of deferral. Benefits paid from the Plan are subject to both income and Social Security taxes in the year paid.

  MANAGEMENT RECOMMENDS A VOTE FOR THE APPROVAL OF A DIRECTORS' COMMON STOCK DEFERRED GROWTH PLAN, DESIGNATED AS PROPOSAL 6 ON YOUR PROXY CARD. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF THE DIRECTION THEREON TO THE CONTRARY.

  As required by regulations of the Securities and Exchange Commission, the following table shows the benefits under each of the Plans described in Proposals 3 through 6. The table indicates the Plan benefits which may be received by or allocated for the named executive officers, the executive officers as a group,

Directors who are not executive officers, and Company employees who are not executive officers. The benefits are expressed in either dollar values or number of units. The Directors and executive officers will benefit from approval of the Plans in which they participate.

                               NEW PLAN BENEFITS

                                                                   DIRECTORS'
                                                                     COMMON
                                 SUPPLEMENTAL EXECUTIVE DIRECTORS'   STOCK
                                  RETIREMENT    STOCK     STOCK     DEFERRED
                                   SAVINGS     OPTION     OPTION     GROWTH
NAME AND POSITION                  PLAN(1)     PLAN(2)   PLAN(3)    PLAN(3)
- -----------------                ------------ --------- ---------- ----------
                                     ($)         (#)       (#)        ($)
                                 ------------ --------- ---------- ----------
R. L. Bittner
Chairman, President and CEO.....   $ 19,424     37,000       N/A         N/A

D. M. Gregory
Corporate Vice President and
President--Telecommunication
Group...........................   $  8,051     11,000       N/A         N/A

L. L. Massaro
Corporate Vice President--
Finance and Treasurer...........   $  3,758     11,000       N/A         N/A

F. R. Pestorius
Corporate Vice President--
Sales and Marketing.............   $  7,491     11,000       N/A         N/A

J. K. Purcell
Corporate Vice President--
Partnering and Alliances........   $  7,573     11,000       N/A         N/A

Executive Group.................   $ 49,897    103,000       N/A         N/A

Non-Executive Director Group....        N/A        N/A    22,000    $164,450(4)

Non-Executive Officer Employee
Group...........................   $129,392     84,600       N/A         N/A

- --------
(1) All contributions are actual 1993 contributions.

(2) All amounts are 1994 projections.

(3) All amounts are 1994 projections. This Plan is available only to Directors who are not employees of the Company.

(4) These amounts are normal Directors' fees and retainers otherwise payable to Directors in 1994 which Plan participants have elected to defer into this Plan.

               OTHER MATTERS AND FUTURE PROPOSALS OF SHAREOWNERS

  As of the date of this Proxy Statement, the Board of Directors does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

  In order to be eligible for inclusion in the proxy materials for the Company's 1995 Annual Meeting of Shareowners, any shareowner proposal to take action at such meeting must be received at the Company's principal executive offices by November 23, 1994. Any such proposal should be addressed to 180 South Clinton Avenue, Rochester, New York 14646, Attention: Josephine S. Trubek, Corporate Secretary. However, as described previously under the caption "Information About the Board of Directors", shareowner suggestions for nominees to be proposed by the Board of Directors for election as Directors at next year's Annual Meeting will normally be considered if received by September 1, 1994.

  The cost of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, facsimile, telegraph, or cable. The Company will also request brokerage houses, nominees, custodians, and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record and will reimburse such persons for forwarding such materials. In addition, the Company has retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072-8017, to aid in the solicitation of proxies at a fee of $3,500, plus reimbursement for out-of-pocket expenses incurred by that firm on behalf of the Company.

  Copies of the 1993 Annual Report have been mailed to shareowners. Additional copies may be obtained from the Corporate Secretary, Rochester Telephone Corporation, 180 South Clinton Avenue, Rochester, New York 14646.

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.


The Board of Directors recommends a vote FOR proposals 1 through 6:

1. NOMINEES FOR DIRECTORS: Patricia C. Barron, Ronald E. Bittner, John R. Block, Harlan D. Calkins, Brenda E. Edgerton, Jairo A. Estrada, Daniel E. Gill, Alan C. Hasselwander, Douglas H. McCorkindale, Richard P. Miller, Jr., Dr. Leo J. Thomas, and Michael T. Tomaino

FOR ALL NOMINEES         WITHHOLD FROM ALL NOMINEES
      [ ]                            [ ]

For, except withhold vote from the following nominee(s):
[_]

2. Election of Price Waterhouse as Auditors.

FOR  AGAINST  ABSTAIN
[ ]    [ ]      [ ]

3. Approval of an Amendment to the Supplemental Retirement Savings Plan.

FOR  AGAINST  ABSTAIN
[ ]    [ ]      [ ]

4. Approval of the Restated Executive Stock Option Plan.

FOR  AGAINST  ABSTAIN
[ ]    [ ]      [ ]


5. Approval of an Amendment to the Directors' Stock Option Plan.

FOR  AGAINST  ABSTAIN
[ ]    [ ]      [ ]


6. Approval of the Directors' Common Stock Deferred Growth Plan.

FOR  AGAINST  ABSTAIN
[ ]    [ ]      [ ]

7. To act in their discretion upon such other matters which may properly come before the meeting, or which are incident to the conduct of the meeting, and which the Board of Directors does not know, at the time of this solicitation, will be presented at the meeting.

MARK HERE FOR ADDRESS      [ ]
CHANGE AND NOTE AT LEFT

MARK HERE IF YOU PLAN      [ ]
TO ATTEND THE MEETING

(Please sign exactly as name appears hereon)

Signature:_____________________________  Date _______________

Signature:_____________________________  Date _______________

<PROXY>

                       [LOGO OF ROCHESTER TELEPHONE CORP.]

                           PROXY FOR COMMON SHARES

     I authorize Ronald L. Bittner and/or Josephine S. Trubek, or their substitutes, to vote all shares of Rochester Telephone Corporation which I am entitled to vote at the Annual Shareowners Meeting on April 27, 1994, or at any adjournment thereof, as specified on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND AUDITORS AND IN FAVOR OF EACH OF THE BENEFIT PLAN PROPOSALS, ITEMS 3-6.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                               SEE REVERSE SIDE

                             Graphic Appendix List

 Page No.                               Description
 --------                               -----------
    4 Photos of the nominees appear beside their names.

    5 Photos of the nominees appear beside their names.

    6 Photos of the nominees appear beside their names.

   11                            5 year performance graph appears on page 11.